FOR RELEASE AT 3:00 PM CDT

Contact:  Pat Hansen
Senior Vice President and
Chief Financial Officer
414-247-3435
www.strattec.com

STRATTEC SECURITY CORPORATION
REPORTS FISCAL 2015 FOURTH QUARTER
OPERATING RESULTS

Milwaukee, Wisconsin – August 6, 2015-- STRATTEC SECURITY CORPORATION (NASDAQ:STRT) today reported operating results for the fiscal fourth quarter and year ended June 28, 2015.

Fourth Quarter

Net sales for the fourth quarter ended June 28, 2015 were $98.4 million, compared to net sales of $102.1 million for the fourth quarter ended June 29, 2014.  Net income was $1.2 million in the current year quarter compared to $5.7 million in the prior year quarter. Diluted earnings per share for the 2015 fourth quarter were $0.33 compared to $1.58 in the prior year quarter.

The lower net income for the current year quarter was attributed to an $8.5 million provision we recorded during the current year fourth quarter to increase our customer warranty reserves for expected warranty payments to be settled in future periods and a combination of operating losses and impairment write-downs related to STRATTEC Advanced Logic, LLC (formerly NextLock), our biometric joint venture, which totaled $1.4 million.  These two items were partially offset by the reversal of $3.7 million of incentive bonus plan provisions we recorded in previous quarters during fiscal year 2015. These items in total resulted in a reduction during the current year quarter of pre-tax income of $6.2 million and reduced diluted earnings per share by $1.11.

Net sales to each of our customers in the current year quarter and prior year quarter were as follows (in thousands):

	Three Months Ended
	June 28, 2015	June 29, 2014

Fiat Chrysler Automobiles	$25,980	$33,036
General Motors Company	20,145	30,308
Ford Motor Company	13,451	12,198
Tier 1 Customers	18,674	15,425
Commercial and Other OEM Customers	10,894	9,016
Hyundai/Kia	9,282	2,079
Total	$98,426	$102,062

Decreased sales to Fiat Chrysler Automobiles in the current year quarter were primarily due to the temporary shutdown of Fiat Chrysler's Windsor, Canada assembly plant during the quarter to re-tool the plant for production of the new Chrysler minivan, which decreased our net sales during the current year quarter by $10 million. The negative effect of this shutdown was partially offset by increased service sales in comparison to the prior year quarter.  The decrease in sales to General Motors Company in the current year quarter was anticipated and primarily attributed to incremental service parts sales of $11 million that were shipped during the prior year quarter. These service part shipments were part of a short term program which ended during the first half in our current fiscal year.   Sales to Ford Motor Company in the current year quarter were slightly higher due to increased product content.  Sales to Tier 1 Customers during the current year quarter increased in comparison to the prior year quarter.  These customers primarily represent purchasers of other vehicle access control products, such as latches, fobs, and driver controls, that we have developed in recent years to complement our historic core business of locks and keys.  The increase in sales to Hyundai / Kia in the current year quarter was principally due to the continued ramp-up of the new Kia Sedona minivan for which we supply components.

Gross profit margins were 10.6 percent in the current year quarter compared to 20.0 percent in the prior year quarter.  The decrease in gross profit margin in the current year quarter was primarily attributed to the $8.5 million pre-tax warranty provision as discussed previously. Items favorably impacting gross margin during the current year quarter were a favorable Mexican Peso to U.S. Dollar exchange rate affecting our operations in Mexico and lower expense provisions under our incentive bonus plans as compared to the prior year quarter.

Operating expenses were $8.0 million in the current year quarter and $10.8 million in the prior year quarter.  As a percent of net sales in the current year quarter operating expenses decreased to 8.1% from 10.6% in comparison to the prior year quarter.  The major contributor to the decreased spending on operating expenses during the current year quarter were lower expense provisions under our incentive bonus programs.

Included in Other (Expense) Income, Net in the current year quarter compared to the prior year quarter were the following items (in thousands of dollars):

,

	June 28, 2015	June 29, 2014
Equity Earnings of VAST LLC Joint Venture	$432	$218
Equity Loss of STRATTEC Advanced Logic, LLC	(1,082)	(119)
Foreign Currency Transaction Gain (Loss)	71	(110)
Other	101	86
	$(478)	$75

During the current year quarter STRATTEC contributed $3.0 million to its Defined Benefit Pension Trust to improve the overall funded status of the Plan.

Full Year

STRATTEC’s fiscal 2015 net sales and diluted earnings per share each reached a record high, exceeding the prior year record by approximately 18% and 23%, respetively.

For the fiscal year ended June 28, 2015, net sales were $411.5 million compared to net sales of $348.4 million during fiscal 2014.  Net income for fiscal 2015 was $20.7 million compared to net income of $16.4 million in the prior year period.  Diluted earnings per share for the current year were $5.66 compared to diluted earnings per share of $4.59 in the prior year.

Frank Krejci, President and CEO commented: “After STRATTEC Associates performed at an exceptionally high level throughout the year, I am disappointed to end the year with poor reported earnings for the 4th quarter. The underlying business and performance remains strong. However, in addition to the Chrysler Windsor Assembly Plant shutdown, significant unusual charges drastically hurt the quarter. Despite all of that, we still chalked up a year of both record sales and record profits for STRATTEC.

Throughout the automotive industry there has been a heightened focus on supplier cost-sharing in vehicle manufacturers’ warranty repairs and vehicle recalls. The larger charge of $8.5 million of warranty expenses reflects this new reality. While we expect this trend to continue, we do not expect the magnitude of the impact on our financial results to continue. For example, one particularly impactful problem this past year was the result of a new vehicle launch with significant time pressures and customer-driven late design changes. We have learned from it and will make it an area of focus for this upcoming year.  Some of the charges relate to our efforts to diversify our business. We recognized nearly $2 million of start-up and impairment costs in the current quarter relating to STRATTEC Component Solutions and STRATTEC Advanced Logic. We are still optimistic about these initiatives, but the birthing process has been more costly than we expected.

Lastly, this past quarter, along with our VAST partners, we acquired a 50% ownership interest in Minda VAST Access Systems. The company is based in Pune, India, has approximately $40 million in annual sales and will be an important strategic investment to support our global customers and future growth.”

STRATTEC designs, develops, manufactures and markets automotive Access Control Products, including mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, power sliding side door systems, power lift gate systems, power deck lid systems, door handles and related products. These products are provided to customers in North America, and on a global basis through a unique strategic relationship with WITTE Automotive of Velbert, Germany and ADAC Automotive of Grand Rapids, Michigan.  Under this relationship, STRATTEC, WITTE and ADAC market each company's products to global customers under the “VAST” brand name.  STRATTEC’s history in the automotive business spans over 100 years.

Certain statements contained in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” and “would.”   Such forward-looking statements in this release are inherently subject to many uncertainties in the Company’s operations and business environment.  These uncertainties include general economic conditions, in particular, relating to the automotive industry, consumer demand for the Company’s and its customers’ products, competitive and technological developments, customer purchasing actions, changes in warranty provisions and customers’ product recall policies, foreign currency fluctuations, and costs of operations (including fluctuations in the cost of raw materials).  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances occurring after the date of this release.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

STRATTEC SECURITY CORPORATION
Condensed Results of Operations
(In Thousands, except per share amounts)

	Fourth Quarter Ended		Years Ended
	June 28, 2015 June 29, 2014		June 28, 2015 June 29, 2014
	(Unaudited)		(Unaudited)

Net Sales	$98,426	$102,062	$411,475	$348,419
Cost of Goods Sold	88,026	81,614	338,815	282,621
Gross Profit	10,400	20,448	72,660	65,798

Engineering, Selling & Administrative Expenses	8,010	10,797	41,534	39,274
Income from Operations	2,390	9,651	31,126	26,524

Interest Income	59	42	185	106
Interest Expense	(32)	(8)	(71)	(45)
Other (Expense) Income, Net	(478)	75	2,693	1,229
Income before Provision for
Income Taxes and
Non-Controlling Interest	1,939	9,760	33,933	27,814

Provision for Income
Taxes	4	3,372	9,382	8,674

Net Income	$1,935	$6,388	$24,551	$19,140

Net Income Attributable
to Non-Controlling Interest	735	649	3,897	2,716

Net Income Attributable
to STRATTEC SECURITY
CORPORATION	$1,200	$5,739	$20,654	$16,424

Earnings Per Share:
Basic	$0.33	$1.62	$5.80	$4.70
Diluted	$0.33	$1.58	$5.66	$4.59
Average Basic
Shares Outstanding	3,525	3,476	3,515	3,428

Average Diluted
Shares Outstanding	3,609	3,571	3,604	3,513

Other
Capital Expenditures	$4,446	$3,431	$26,097	$12,812
Depreciation & Amortization	$2,348	$2,054	$8,815	$8,267

STRATTEC SECURITY CORPORATION

Condensed Balance Sheet Data
(In Thousands)

	June 28, 2015	June 29, 2014
	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$25,695	$19,756
Receivables, net	58,807	68,822
Inventories, net	34,786	30,502
Other current assets	18,873	16,559
Total Current Assets	138,161	135,639
Investment in Joint Ventures	15,326	9,977
Other Long Term Assets	10,816	11,639
Property, Plant and Equipment, Net	71,126	55,781
	$235,429	$213,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	27,838	$36,053
Other	36,897	29,210
Total Current Liabilities	64,735	65,263
Accrued Pension and Post Retirement Obligations	2,988	3,842
Borrowings Under Credit Facility	10,000	2,500
Deferred Income Taxes	4,595	5,127
Other Long-term Liabilities	710	1,401
Shareholders’ Equity	303,073	281,623
Accumulated Other Comprehensive Loss	(26,859)	(20,198)
Less: Treasury Stock	(135,902)	(135,919)
Total STRATTEC SECURITY
CORPORATION Shareholders’ Equity	140,312	125,506
Non-Controlling Interest	12,089	9,397
Total Shareholders’ Equity	152,401	134,903
	$235,429	$213,036

STRATTEC SECURITY CORPORATION
Condensed Cash Flow Statement Data
(In Thousands)

	Fourth Quarter Ended		Years Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
	(Unaudited)		(Unaudited)

Cash Flows from Operating Activities:
Net Income	$1,935	$6,388	$24,551	$19,140
Adjustment to Reconcile Net Income to
Cash Provided by Operating Activities:
Equity Loss (Earnings) in Joint Ventures	650	(99)	788	(957)
Depreciation and Amortization	2,348	2,054	8,815	8,267
Foreign Currency Transaction (Gain) Loss	(71)	110	(3,075)	36
Deferred Income Taxes	(3,330)	1,447	(3,330)	1,447
Stock Based Compensation Expense	310	248	1,323	1,128
Change in Operating Assets/Liabilities	5,733	(8,113)	1,926	(17,828)
Other, net	289	172	461	286

Net Cash Provided by Operating Activities	7,864	2,207	31,459	11,519

Cash Flows from Investing Activities:
Investment in Joint Ventures	(4,000)	-	(4,384)	-
Additions to Property, Plant and Equipment	(4,446)	(3,431)	(26,097)	(12,812)
Proceeds from Sale of Property, Plant
and Equipment	1	25	1	71
Other	(100)	-	(315)	(285)
Net Cash Used in Investing Activities	(8,545)	(3,406)	(30,795)	(13,026)

Cash Flows from Financing Activities:
Borrowings Under Credit Facility	-	-	9,000	1,250
Repayments Under Credit Facility	(1,000)	-	(1,500)	(1,000)
Dividends Paid	(429)	(390)	(1,711)	(1,542)
Dividends Paid to Non-Controlling Interest
Of Subsidiaries	-	-	(882)	(984)
Excess Tax Benefits from Stock Based Compensation	52	40	367	495
Exercise of Stock Options and Employee
Stock Purchases	134	769	553	2,742

Net Cash (Used in) Provided by Financing Activities	(1,243)	419	5,827	961

Foreign Currency Impact on Cash	(416)	42	(552)	(5)

Net (Decrease) Increase in Cash & Cash Equivalents	(2,340)	(738)	5,939	(551)

Cash and Cash Equivalents:
Beginning of Period	28,035	20,494	19,756	20,307
End of Period	$25,695	$19,756	$25,695	$19,756